Exhibit 99.2
OM Group, Inc. and Subsidiaries
Unaudited Proforma Condensed Statement of Consolidated Income
Year Ended December 31, 2006

(In thousands, except per share data)	As Reported	Adjustments (a)	Proforma
Net sales	$660,104	—	$660,104
Cost of products sold	475,437	—	475,437

Gross profit	184,667	—	184,667

Selling, general and administrative expenses	109,408	—	109,408

Income from operations	75,259	—	75,259
Other income (expense):
Interest expense	(38,659)	—	(38,659)
Interest income	8,566	—	8,566
Foreign exchange gain (loss)	3,661	—	3,661
Gain on sale of investments	12,223	—	12,223.0
Other income (expense), net	(582)	—	(582)

	(14,791)	—	(14,791)

Income from continuing operations before income taxes and minority interest	60,468	—	60,468
Income tax expense	(30,554)	—	(30,554)
Minority interest share of (income) loss	(6,291)	—	(6,291)

Income from continuing operations	23,623	—	23,623

Income from continuing operations per common share — basic:	$0.80	$—	$0.80

Income from continuing operations per common share — assuming dilution:	$0.80	$—	$0.80

Weighted average shares outstanding:
Basic	29,362	—	29,362
Assuming dilution	29,578	—	29,578

(a)	There are no proforma adjustments in the Unaudited Proforma Condensed Statement of Consolidated Income as the Nickel business was already classified in discontinued operations, including reclassification of all prior periods, beginning in the fourth quarter of 2006. The estimated after-tax gain of $65.6 million, is not reflected in the Unaudited Proforma Condensed Statement of Consolidated Income as such gain would be a component of income from discontinued operations.